Exhibit (d)(2)(E)

LICENSE AGREEMENT

This License Agreement (the “License Agreement”) is entered into as of the 29th day of February, 1980 by and between METRO-GOLDWYN-MAYER INC., a Delaware corporation (“MGM”) and METRO-GOLDWYN-MAYER FILM CO., a Delaware corporation (“Filmco”).

RECITALS

A.    By various separate assignments dated As of February 29, 1980, MGM has transferred to Filmco all of its right, title and interest in and to any and all existing trademarks and copyrights theretofore registered or used by MGM anywhere in the world.

B.    MGM, prior to the date hereof, had used in its hotel/gaming business certain of said trademarks, as well as various trade names, logos and rights which were assigned to Filmco pursuant to the bifurcation described in that certain Agreement and Plan of Reorganization also dated As of February 29, 1980.

C.    Filmco, as owner of all rights in and to such trademarks and copyrights as well as in any trade names, logos and rights arising out of its filmed entertainment business, is willing to license to MGM certain rights after the date hereof and the Distribution Date (as said term is defined in the Post-Closing Agreement dated As of February 29, 1980) for use as described in this License Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties hereto agree as follows:

1.    Filmco hereby licenses to MGM, commencing as of the date hereof and continuing through and after the Distribution Date, exclusive right in perpetuity to use the trademarks, trade names and A (but not Logos B and C) contained in Schedule I attached hereto and this reference made a part hereof in and in connection with the hotel/gaming business and any and all activities conducted by MGM in any and all hotel/casinos now in existence or hereafter owned, operated or managed by MGM (including hotel, restaurant and cabaret services in such hotel/casinos) and the advertising and publicity of MGM with respect thereto. Such license shall include the right to use the letters “MGM”, “M-G-M” and the trade names “MGM Grand” and “M-G-M Grand” and “MGM Grand Hotel” and “M-G-M Grand Hotel” in the corporate name of MGM and its existing and future subsidiaries. Filmco agrees not to license use of the trademarks, trade names and Logos A, B and C contained in Schedule I to any other person, firm or corporation for use in the hotel/gaming business.

MGM shall have the right to assign the license contained in this Paragraph 1 to any purchaser of any hotel/casinos owned by it provided (a) that the exercise of said assigned rights be limited to the purchased hotel/casinos and to like or comparable uses to those made by MGM in such hotel/casinos on the Distribution; (b) that said assignee assumes all of the obligations of MGM hereunder with respect to such license in writing for the express benefit of Filmco; and (c) that MGM shall remain liable hereunder.

2.    Filmco further licenses to MGM the exclusive right to use the trade names “MGM Grand”, “M-G-M Grand”, and “MGM Grand Hotel” as well as Logo A in Schedule I in perpetuity in any and all new businesses (except the entertainment business or businesses furnishing material to the entertainment area) owned, operated, managed or franchised by MGM. Notwithstanding anything to the contrary contained herein, it is agreed, however, that MGM’s right to use the letters “MGM” and “M-G-M” apart from the words “Grand” or “Grand Hotel” shall be limited strictly to the hotel/gaming business and only in hotel/casinos owned, operated or managed by MGM. Filmco reserves all rights in and to the letters “MGM” and “M-G-M” apart from the words “Grand” or “Grand Hotel” but agrees that it will not itself use, or allow others to use, the letters “MGM” or “M-G-M” in the hotel/gaming business. If MGM enters into such a new business, other than the hotel/gaming business, in a substantial manner, Filmco agrees not to use the letters “MGM” and “M-G-M” in the corporate title of any new business opportunities of Filmco’s in the same business and provided further that Filmco agrees that it will not license any film material or authorize use of the letters “MGM” or “M-G-M” in any production revue of any hotel/casino owned, operated or managed by any third party which is located in any city in which MGM owns, operates or manages any hotel/casino.

3.    MGM recognizes and acknowledges that it will have no rights whatsoever in the name “Metro-Goldwyn-Mayer”.

4.    In order to protect its trademarks, trade names, logos and good will, Filmco retains at all times the right to approve the method and types of uses made by MGM of the trademarks, trade names and logo licensed to MGM hereunder. MGM specifically agrees to conform in all respects to all of Filmco’s standards, specifications and instructions with respect thereto. Filmco hereby acknowledges that it has approved all the uses made as of the date hereof by MGM in its hotel/gaming business of such trademarks, trade names and logo and all like or comparable uses by MGM in its hotel/gaming business in the future are hereby deemed approved.

5.    The parties recognize that Filmco retains all rights in and to Logos B and C and its trademarks, trade names, and logos which are not contained in Schedule I and all rights in and to all of the photoplays previously produced and/or distributed by it as well as any and all rights that it may have with respect to the literary or other material contained therein or in which it owns any rights, the titles thereof, and with respect to any personnel who performed services in connection therewith. It is understood and agreed, however, that MGM shall continue to have the non-exclusive right to exercise any and all rights it is exercising as of the Distribution Date in its hotel/casinos in Las Vegas and Reno with respect to its use of Logos B and C, any and all still photographs, film advertising materials, titles of films and/or stars and in rooms, restaurants, and public areas of the hotels and for decorating purposes (such as carpets and wallpaper), and in connection with the sale of merchandise in any licensed stores within the premises of the hotel/casinos, and shall have the non-exclusive right to make like or comparable kinds of uses of such materials in the hotel/casino it plans to construct in Atlantic City. In addition, MGM shall have the non-exclusive right to make like or comparable uses of Logos B and C in other new hotel/casinos, if any, hereinafter owned, operated or managed by MGM. With respect to the existing production revues at the hotel/casinos in Las Vegas and Reno, as well as with respect to the production revues now in preparation in Las Vegas and Atlantic City, MGM shall have the right after the Distribution Date to use or to continue to use without charge (except for out-of-pocket costs and payments to third parties) the excerpts from Filmco’s photoplays contained therein as well as any and all still photographs, titles and names used in said revues or any advertising with respect thereto (provided that all new uses shall be subject to Filmco’s approval).

In the event MGM desire to use excerpts from Filmco’s photoplays in any production revues produced in the future in its hotel/casinos in Las Vegas, Reno and Atlantic City, Filmco agrees to negotiate in good faith with MGM as to the terms and conditions for the possible use of such excerpts by MGM in its said production revues; provided, however, that none of the provisions of this sentence shall apply if Filmco disposes of its film library or substantial portions thereof. It is understood and agreed that Filmco shall not adopt a policy of not licensing such rights which in effect would nullify its obligations herein to negotiate in good faith with respect to the use of such excerpts but nothing contained herein shall obligate Filmco to conclude an agreement with respect to any use of any particular excerpt or portion of a photoplay in any production revue in MGM’s said hotel/casinos in Atlantic City, Las Vegas and Reno.

Filmco makes no representations and warranties in connection with the rights granted herein. MGM assumes full responsibility for any and all payments and clearances with respect to any third parties resulting therefrom; provided, however, that Filmco agrees to obtain such clearances and negotiate the amount of such payments on MGM’s behalf; and MGM agrees to hold Filmco harmless from any and all claims and/or liabilities resulting from its exercise of the rights granted herein.

6.    Filmco has heretofore informed MGM that it has entered into various agreements for the development and possible production of a photoplay tentatively entitled “GRAND HOTEL”; and that it is contemplated that all or portions of said photoplay would be shot on location at the MGM Grand Hotel in Las Vegas. MGM shall have the right to approve the screenplay for said photoplay for purposes of determining whether the screenplay is detrimental to the interests of MGM and its hotel/casino operations; and provided MGM approves said screenplay and Filmco elects to proceed with production of the photoplay (Filmco being under no obligation to do so), MGM shall furnish such locations at the hotel that are required for such shooting and Filmco shall arrange for reimbursement to MGM of all out-of-pocket costs in connection with such rooms or meals as may be required. With respect to costs for rooms and/or meals, MGM agrees to charge the same rates as it would for comparable facilities to other parties required to pay for same which parties have a comparable number of individuals staying at the MGM Grand Hotel, Las Vegas. Filmco shall arrange for payments to MGM of the sum of One Hundred Thousand Dollars ($100,000) as MGM’s fee for making the facilities of the MGM Grand Hotel, Las Vegas available for location shooting and for any and all clearances required in connection therewith.

7.    MGM and Filmco recognize the lion logo (Logo A) set forth in Schedule I, as used by MGM in its hotel/gaming business, is very similar to Logo B used by Filmco in its filmed entertainment business. MGM and Filmco specifically agree that they will not make any claim against the other because of this similarity; provided that MGM agrees to use Logo A only in the form set forth in the attached Schedule I as the logo relating to its overall business and will use Logos B and C only in the manner set forth in Paragraph 5 hereof.

8.    MGM and Filmco agree to execute any and all further documents covering the matters described in this License Agreement which may be reasonably required for recording and similar purposes.

9.    No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

10.    Except as specifically provided otherwise herein, neither this License Agreement nor any rights hereunder shall be assignable by any party hereto, either by its own act or by operation of law, without the prior written consent of the other party hereto, and any such attempted assignment shall be void.

11.    All demands, notices and communications under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by certified mail, return receipt requested, to:

(a)    in the case of Metro-Goldwyn-Mayer Inc.,

MGM Grand Hotel

P.O. Box 14607

Las Vegas, Nevada 89114

Attention: Corporate Secretary

or such other address as may hereafter

be furnished to Filmco in writing by MGM; and

(b)    in the case of Metro-Goldwyn-Mayer Film Co.,

10202 West Washington Boulevard

Culver City, California 90230

Attention: Legal Department

or such other address as may hereafter be furnished to MGM in writing by Filmco.

12.    The provisions of this Agreement, and all rights and obligations of the parties hereunder, shall be governed by the laws of the State of California applicable to contracts executed and to be fully performed therein.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the 29th day of February, 1980.

METRO-GOLDWYN-MAYER INC.

By	/s/ Fred Benninger

METRO-GOLDWYN-MAYER FILM CO.

By	/s/ Frank Rosenfelt

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